Exhibit 99.1

Dime Community Bancshares Announces Retirement of Timothy King

BROOKLYN, NY – September 18, 2017 – Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the "Company" or "Dime"), the parent company of Dime Community Bank (the "bank"), announced Timothy B. King, Executive Vice President and Chief Risk Officer, will retire effective December 31, 2017 after 34 years of service with the bank.

Mr. King joined the bank in 1983 and was promoted to Treasurer of the bank in 1989 and of the Company at its inception in 1995, and was subsequently promoted to Executive Vice President of both the Company and the bank in 2008. In 2011, Mr. King was named the Chief Risk Officer of both the bank and the Company and has responsibility for all risk management activities including enterprise risk, credit administration, compliance, and cybersecurity risk.

Dime’s President and Chief Executive Officer, Kenneth J. Mahon, stated, "I am grateful for Tim’s leadership in developing and building our enterprise risk function, and for his numerous contributions throughout the bank. Tim is an exceptional risk manager who has worked tirelessly to embed our risk culture throughout the entire organization and has helped build our reputation for sound risk management. We wish Tim and his family all the best in his retirement."

Dime has initiated a search for a successor and expects the process to be completed early in the fourth quarter, allowing the new Chief Risk Officer to serve alongside Mr. King over the final months of 2017 to ensure a smooth transition.

ABOUT DIME COMMUNITY BANCSHARES, INC.

The Company had $6.26 billion in consolidated assets as of June 30, 2017, and is the parent company of the bank. The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations. 718-782-6200 extension 5260